UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2009

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006 (Commission File Number)	94-2683643 (I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA (Address of Principal Executive Offices)	95131 (Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, on September 4, 2007, DSP Group, Inc. (the “Company”) completed its acquisition (the “Acquisition”) of the cordless and VoIP terminals business (the “CIPT Business”) of NXP B.V. (“NXP”). In connection with the Acquisition, the Company and NXP entered into, among other agreements, the Manufacturing Services Collaboration Agreement, effective as of September 4, 2007 (the “MSCA”). Pursuant to the MSCA, NXP agreed to provide the Company and its affiliates specified manufacturing, pre-testing, assembling and final-testing services relating to CIPT Business products at agreed upon prices for up to seven years following the closing of the Acquisition. The MSCA also set forth specified capacity guarantees by NXP, logistics for provision of production schedules by the Company and its affiliates, the Company’s purchasing obligations, penalties for late/non delivery by NXP and various technical specifications for the manufacturing services.

On January 27, 2009, the Company, NXP and DSP Group, Ltd., the Company’s Israeli subsidiary, entered into an Amendment Agreement to the Manufacturing Services Collaboration Agreement (the “MSCA Amendment”). Pursuant to the MSCA Amendment, the Company and NXP agreed to specified price modifications for manufacturing services relating to CIPT Business products during the term of the MSCA, modified logistics for provision of production schedules by the Company and its affiliates to NXP, modified lead-times for CIPT Business products to be produced by NXP, modified the Company’s purchasing obligations and NXP’s penalties for late/non delivery of the CIPT Business products to the Company and modified specified manufacturing services and logistics associated with the closure of the NXP facility in Fishkill, U.S.

A redacted copy of the MSCA Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: January 30, 2009	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

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